Exhibit 23.6

[LAROCHE PETROLEUM CONSULTANTS, LTD. LETTERHEAD]

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

As independent oil and gas consultants, LaRoche Petroleum Consultants, Ltd. hereby consents to the incorporation by reference in the Registration Statement on Form S-8 of Chesapeake Energy Corporation to be filed on or about February 24, 2009, of information from our reserve report dated February 19, 2008 and entitled “Estimate of Reserves and Future Cash Flow to the Chesapeake Energy Corporation Interest in certain properties located in various Arkoma and Sahara Regions as of December 31, 2007, Prepared in Accordance with Securities and Exchange Commission Guidelines.”

LAROCHE PETROLEUM CONSULTANTS, LTD.

By:	/s/ William M. Kazmann
Name:	William M. Kazmann
Title:	Senior Partner

February 24, 2009